EXHIBIT 5.1

LEGAL OPINION OF BULLIVANT HOUSER BAILEY PC

January 5, 2007

Golden Phoenix Minerals, Inc.

1675 E. Prater Way, Suite 102

Sparks, NV 89434

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Golden Phoenix Minerals, Inc., a Minnesota corporation (the “Company”), in connection with the registration of 100,000 shares of the Company’s Common Stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), of which the Shares will be offered pursuant to the Non-Qualified Stock Option Agreement by and between the Company and Dennis P. Gauger dated as of December 18, 2006 (the “Stock Option Agreement”), as further described in the Company’s registration statement on Form S-8 filed under the Securities Act (the “Registration Statement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed to be relevant. In conducting our examination, we assumed without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assume that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the law applicable to corporations of the State of Minnesota.

Based upon the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus, which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company has received, to the extent applicable, the consideration recited under the Stock Option Agreement, we are of the opinion that the Shares to be issued under the Stock Option Agreement will be legally issued, fully paid and non-assessable.

January 5, 2007

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Bullivant Houser Bailey PC

BULLIVANT HOUSER BAILEY PC